Exhibit 99.(a)(1)

Offer to Exchange Certain Outstanding
Stock Options for Shares of Restricted Stock

This Offer and Withdrawal Rights Will
Expire at 5:00 P.M., Eastern Standard Time,
on March 17, 2004, Unless the Offer is Extended.

     Jacuzzi Brands, Inc. is offering active U.S. and worldwide employees, executive officers and directors the opportunity to exchange all, but not less than all, of their outstanding eligible options for restricted shares of our common stock. Eligible options are those with an exercise price greater than $10.00 per share. The restricted stock will be issued under our 2004 Stock Incentive Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the accompanying Election Form, the 2004 Stock Incentive Plan and the form of Restricted Stock Agreement attached hereto. The offer is conditioned upon, among other things, at least eighty percent (80%) of the outstanding eligible options being validly tendered and not withdrawn prior to the expiration date.

     The restricted stock will be subject to the terms of a Restricted Stock Agreement between each tendering option holder and us, a form of which is attached hereto as Appendix A. As long as you remain employed with Jacuzzi Brands or one of our subsidiaries, your shares of restricted stock will vest in four equal annual installments. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest. The number of shares of restricted stock you receive will be determined by (1) multiplying the number of options you tender in each class of eligible options by the exchange ratio for that class and (2) adding the results for all of those classes (rounded up to the nearest whole share). The classes of eligible options and their applicable exchange ratios are provided in the table set forth on page 11.

     We have included with this offer to exchange a personalized Options Eligible for Exchange report that sets forth all of your eligible options and their applicable exchange ratios. In the event the closing price of our common stock on the expiration date is in excess of the exercise price of any otherwise eligible option, such option will not be eligible for exchange in the offer.

     If you are an eligible participant, you may participate in the offer if you elect to exchange all of your eligible options by 5:00 p.m., Eastern Standard Time, on March 17, 2004, or such later time and date to which we extend the offer as described herein. If you wish to tender your eligible options for exchange, you must complete and sign the Election Form in accordance with its instructions, and mail, fax or otherwise deliver it to us at Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401, Attn: Eve Arnett, (Fax: (561) 514-3876).

     Participation in this offer is voluntary and there are no penalties for electing not to participate. Any options you hold other than your eligible options will remain outstanding whether or not you participate in the offer. If you choose not to participate in the offer, all of your existing options will remain outstanding and will be governed by their original terms.

     Although our Board of Directors and Compensation Committee have authorized the offer, neither Jacuzzi Brands, our Board of Directors nor our Compensation Committee makes any recommendation as to whether you should tender your eligible options for exchange. You are urged to evaluate carefully all of the information in the offer and to consult your personal advisors if you have any questions about your financial or tax situation.

     Shares of our common stock are listed on the New York Stock Exchange under the symbol “JJZ.” On February 17, 2004, the last sale price of our common stock as reported on the New York Stock Exchange was $9.45 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your eligible options.

     This document constitutes part of the prospectus relating to the 2004 Stock Incentive Plan covering securities that have been registered under the Securities Act of 1933.

The date of this offer to exchange is February 18, 2004.

IMPORTANT

     If you have questions about the offer or need additional copies of this offer to exchange, the accompanying Election Form, or other materials relating to the offer, please contact Eve Arnett by email at eve.arnett@jacuzzibrands.com or by telephone at (561) 514-3889.

     We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders of eligible options be accepted from, the option residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information or representations contained in this document or the accompanying Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer to exchange. Any representation to the contrary is a criminal offense.

i

ii

SUMMARY TERM SHEET

          The following Summary Term Sheet provides answers to some of the questions that you may have about the offer. Since the information in this summary is not complete, we urge you to read carefully the remainder of this offer to exchange and the accompanying Election Form. In addition, we urge you to read carefully the section entitled “Certain Risks of Participating in the Offer” that immediately follows this Summary Term Sheet. Where appropriate, we have included references to relevant sections of this offer to exchange where you can find a more complete description of the topics in this summary.

•          What is the offer?

          We are offering you, as an eligible participant, the opportunity to make a one-time election to cancel all of your eligible stock options and exchange them for proportionally fewer shares of restricted stock. These new grants of restricted stock will be effective as of the first business day after the offer expires. Participation in the offer is completely voluntary.

          Please refer to Section 1, entitled “Number of Options; Eligibility; Expiration Date,” for an explanation of the offer.

•          Why are we making the offer?

          For almost three years, our stock has been trading at levels below the exercise price of the large majority of your options. Consequently, it is becoming increasingly difficult to motivate and retain key employees, executive officers and directors with our existing equity incentive awards. For our equity incentive awards to provide the desired results, you must feel that these awards provide an opportunity – through your efforts — to realize value within a reasonable period of time.

          By making the offer, we intend to provide you with the opportunity to exchange your eligible stock options for shares of restricted stock that, over time, may have a greater potential to increase in value for some of our key employees. Furthermore, because participants in the exchange program will be exchanging a greater number of stock options for a lesser number of shares of restricted stock, the number of shares of stock subject to options will be reduced, lessening the number of such shares as a percentage of shares outstanding. Although we understand the decision to participate in the offer is a personal decision, we believe the offer will create an incentive for key employees, executive officers and directors to remain with us and contribute to the attainment of our business and financial objectives.

          Please refer to Section 2, entitled “Purpose of the Offer,” for an explanation of the purposes of the offer. You also should refer to the section entitled “Certain Risks of Participating in the Offer”.

•          What is the difference between a stock option and a share of restricted stock?

          Your stock options provide you the right to buy a share of our common stock at a fixed price, typically the fair market value on the date the option was granted. Outright ownership of the stock occurs only if you exercise the option by purchasing the stock at the fixed exercise price. Accordingly, the value realized on exercise is the difference between the fixed exercise price and the market price of the stock when the option is exercised.

          Restricted stock is stock that will be owned immediately, although it will be subject to forfeiture upon termination of your employment (other than due to your death, disability or retirement) including your voluntary termination, involuntary termination for cause or otherwise, and will not be freely transferable until predetermined vesting conditions have been met. Typically, vesting depends on continued employment for a specified time period. Unlike stock options, a holder does not pay a purchase price for restricted stock. As a result, the value realized is the fair market value of the restricted stock at the time it vests.

          Please refer to Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” for a description of the 2004 Plan and the terms of the restricted stock.

•     Who may participate in the offer?

          Persons who hold eligible options and who are active employees, executive officers or directors of Jacuzzi Brands or one of our subsidiaries throughout the exchange process may participate in the offer. Former employees, executive officers or directors who hold eligible options may not participate in the offer.

          Please refer to Section 1, entitled “Number of Options; Eligibility; Expiration Date — Eligibility,” for additional information.

•     Is the offer open to employees in all countries?

          In addition to active eligible U.S. participants, certain employees located in Brazil, Italy and the United Kingdom who hold eligible options also are eligible to participate in the offer, subject to applicable law.

          Please refer to Section 1, entitled “Number of Options; Eligibility; Expiration Date — Eligibility,” and Section 14, entitled “Non-U.S. Tax Consequences,” for additional information.

•     What stock options are eligible for exchange?

          Outstanding options granted to eligible participants under our 1995, 1996 or 2000 equity compensation plans, as amended, or one of the former Zurn Industries, Inc. equity compensation plans, as amended, with exercise prices above $10.00 may be exchanged for a lesser number of shares of restricted stock. In the event the closing price of our common stock on the expiration date is in excess of the exercise price of any otherwise eligible option, such option will not be eligible for exchange in the offer.

          Please refer to Section 1, entitled “Number of Options; Eligibility; Expiration Date,” for a description of the options eligible for exchange through the offer.

•     How can I find out how many of my options are eligible to be exchanged?

          Included with this offer to exchange is a personalized Options Eligible for Exchange report setting forth how many of your options are eligible to be exchanged through the offer.

•     How many shares of restricted stock will I receive in exchange for eligible options that I tender?

          The amount of restricted stock you will receive in exchange for your eligible options will be determined by the exchange ratio for the class(es) of eligible options you hold. The exchange ratio for a given class of eligible options is the ratio that determines the number of eligible options you must surrender in order to receive one share of restricted stock. Accordingly, the number of shares of restricted stock you will receive for your eligible options will be determined by (1) multiplying the number of options that you tender in each class of eligible options by the exchange ratio for that class (as set forth below), and (2) then adding the number of shares of restricted stock for all such classes (rounded up to the nearest whole share). The classes of eligible options and their applicable exchange ratios are set forth in the table on page 11.

          Please refer to Section 1, entitled “Number of Options; Eligibility; Expiration Date — Exchange of Eligible Options for Restricted Stock,” Section 5, entitled “Acceptance of Eligible Options for Exchange and Issuance of Restricted Stock,” and Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” for additional information.

          You will not be required to pay cash for the shares of restricted stock you receive through the offer. However, please refer to Section 13, entitled “Material U.S. Federal Income Tax Consequences,” and Section 14, entitled “Non-U.S. Tax Consequences,” for a discussion of the tax consequences of your receipt of, as well as the vesting of shares of, restricted stock.

•          How were the exchange ratios for the eligible options determined?

          The exchange ratio for each class of options was determined using the Black-Scholes valuation model, which is a recognized and accepted method for determining the value of derivative securities like stock options. Based on the Black-Scholes value for each option grant, and the recent trading price of our common stock, we determined an exchange ratio for each class of eligible options that is intended to provide restricted shares with a value approximately equal to that of the options being replaced. In every case, you will surrender more than one eligible option to receive a single new share of restricted stock. There can be no assurance that over time the value of the replacement restricted stock will be approximately equal to the options you surrender in the exchange.

          Please refer to Section 1, entitled “Number of Options; Eligibility; Expiration Date — Exchange of Eligible Options for Restricted Stock,” for additional information. You also should refer to the section entitled “Certain Risks of Participating in the Offer” on page 9.

          We urge you to obtain current market quotations for our common stock before deciding whether to exchange your eligible options for shares of restricted stock.

•     When do shares of restricted stock vest?

          Your grant of restricted stock will be effective as of the first business day after the offer expires, which we refer to as the “exchange date.” So long as you remain employed with Jacuzzi Brands or one if our subsidiaries, the restricted stock you receive through the offer will vest in four equal annual installments. Twenty-five percent (25%) will vest on each of the first, second, third and fourth anniversaries of the exchange date.

          The vesting period for restricted stock received through the offer starts on the exchange date. The prior vesting of your eligible options will not impact the vesting schedule of your restricted stock. If you meet normal retirement criteria (age 65 or age 62 with at least 10 years of service) when you leave Jacuzzi Brands, you will receive accelerated vesting of your unvested restricted stock. You also will receive accelerated vesting if your employment terminates as a result of your death or disability, or, generally, in the event of a change of control of Jacuzzi Brands. However, you will not receive accelerated vesting if your employment terminates for any other reason, including as a result of your voluntary termination, involuntary termination for cause or otherwise.

          Please refer to Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” Section 13, entitled “Material U.S. Federal Income Tax Consequences,” and Section 14, entitled “Non-U.S. Tax Consequences,” for additional information.

•     What are the other restrictions on the restricted stock?

          The restrictions on the restricted stock you will receive through the offer will be contained in the restricted stock agreement between you and us, the form of which is attached to this offer to exchange as Appendix A. The shares of restricted stock you receive may not be sold, transferred, assigned, pledged, encumbered or disposed of until the stock vests. Before the shares of restricted stock vest, they will be held in our custody, in a book-entry account with our transfer agent. Upon vesting, shares of restricted stock will not be released from our custody until you have satisfied all applicable withholding tax obligations.

          Please refer to Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” Section 13, entitled “Material U.S. Federal Income Tax Consequences,” and Section 14, entitled “Non-U.S. Tax Consequences,” for additional information.

•          Will I be entitled to exercise any rights of ownership with respect to the shares of restricted stock prior to vesting, such as dividend or voting rights?

          As of the exchange date, you will be entitled to vote and receive dividends (if any) with respect to your restricted stock. If we pay any dividends in the form of additional shares of our common stock, the stock dividend will be subject to the same vesting schedule as the restricted stock for which the dividend was paid. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements and other materials distributed to our stockholders generally.

          Please refer to Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” for additional information.

•      When does the offer expire?

          The offer will expire at 5:00 p.m., Eastern Standard Time, on March 17, 2004, unless we elect to extend the offer. We refer to 5:00 p.m., Eastern Standard Time, on March 17, 2004, or such possible later time and date to which we may extend the offer, as the “expiration date.”

          Please refer to Section 1, entitled “Number of Options; Eligibility; Expiration Date,” for additional information.

•      How do I participate in the offer?

          We must receive your election by 5:00 p.m., Eastern Standard Time, on the expiration date, or it will not be given effect. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long.

          Please refer to Section 3, entitled “Procedures for Electing to Exchange Eligible Options,” for additional information.

•     Do I have to tender all of my eligible options?

          If you elect to exchange any of your eligible options, you must exchange all of them. In other words, the offer is on an all or nothing basis.

          Please refer to Section 3, entitled “Procedures for Electing to Exchange Eligible Options,” for additional information.

•     If I choose to participate in the offer, what will happen to the options that I tender?

          If you elect to participate in the offer and we accept your tendered options, we will cancel all of those options on the expiration date of the offer. The stock option award agreements relating to your eligible options, along with any side letters or other agreements relating to such awards, will be cancelled on the exchange date.

          Please refer to Section 11, entitled “Status of Options Accepted for Cancellation by Us in the Offer; Accounting Consequences of the Offer,” for additional information.

•          What will happen if I do not submit my election by the deadline?

          If you do not properly submit your election by the expiration date, then you will not participate in the exchange, and all eligible options you currently hold will remain unchanged and will be governed by their original terms, such as their original exercise price(s) and expiration date(s).

          Please refer to Section 3, entitled “Procedures for Electing to Exchange Eligible Options,” for additional information.

•     May I withdraw a previous election to tender my eligible options?

          You may withdraw a previous election to tender eligible options at any time before the expiration of the offer, currently scheduled at 5:00 p.m., Eastern Standard Time, on March 17, 2004. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the expiration of the extended offer. To withdraw tendered options, you must deliver to us by mail, fax or otherwise a properly completed Change of Election Form, as described in Section 4 of this offer to exchange. We must receive your withdrawal by 5:00 p.m., Eastern Standard Time, on the expiration date, or it will not be given effect. Once you have withdrawn your election, you may re-elect to exchange eligible options only by repeating the tender procedures in their entirety.

          Please refer to Section 4, entitled “Withdrawal Rights,” for additional information.

•     What happens if I elect to exchange my eligible options but my employment is terminated before the expiration date?

          If your employment is terminated for any reason (including death, disability, retirement, voluntary termination, involuntary termination for cause or otherwise) after you tender eligible options but prior to the expiration date, your participation in the offer automatically will be cancelled, and you will not receive any shares of restricted stock. In this case, your eligible options will be treated as if they had not been tendered, and will remain outstanding in accordance with their existing terms and conditions, subject to any termination of employment provisions contained in your existing award agreements.

          Please refer to Section 1, entitled “Number of Options; Eligibility; Expiration Date — Eligibility,” for additional information.

•          When will I receive my shares of restricted stock?

          If you elect to tender your eligible options and we accept all options tendered, your grant of restricted stock will be effective as of the first business day after the offer expires. Your award of restricted stock will be evidenced by a restricted stock agreement between you and us. If you elect to participate in the offer, we will deliver to you your restricted stock agreement promptly following the exchange date.

          Following your satisfaction of any applicable withholding obligations, any vested shares will be held in a book-entry account established for you with our transfer agent. You will receive a stock certificate for vested shares only upon a request from you to our transfer agent.

          Please refer to Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” Section 13, entitled “Material U.S. Federal Income Tax Consequences,” and Section 14, entitled “Non-U.S. Tax Consequences,” for additional information.

•     What happens to my restricted stock if my employment terminates prior to full vesting?

          The terms of the restricted stock generally provide that any unvested portion will be forfeited upon a termination of your employment (other than by reason of your death, disability or retirement) resulting from your voluntary termination, involuntary termination for cause or otherwise. If you meet the normal retirement criteria (age 65 or age 62 with at least 10 years of service) when you leave Jacuzzi Brands, you will receive accelerated vesting of your restricted stock. You also will receive accelerated vesting if your employment terminates as a result of your death or disability, or generally, if there is a change of control of Jacuzzi Brands. Additionally, any shares of restricted stock that become vested while you are an employee of Jacuzzi Brands or one of our subsidiaries are generally yours to keep even after your employment terminates.

          The vesting schedules for restricted stock will begin on the exchange date. Your new vesting schedules will differ from the current vesting schedules of your eligible options. As a result, by participating in the exchange, you will forego the right to receive shares of common stock underlying eligible options that are currently vested or that would vest prior to the vesting of the replacement restricted stock. Further, any side letters or other agreements relating to your eligible options will be deemed null and void if you elect to participate.

          Please refer to Section 3, entitled “Procedures for Electing to Exchange Eligible Options — Effect on Existing Options,” and Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” for additional information.

•          Are there any other circumstances under which I can forfeit my restricted stock?

          Yes. In the event that you engage in a “detrimental activity” to us prior to, or during the one (1) year period after, any vesting of restricted stock and prior to a change of control, our Compensation Committee may direct, at any time within two years thereafter, but prior to such change of control, that all unvested shares of restricted stock shall be immediately forfeited to us without compensation. You should note that your eligible options may also be subject to a similar forfeiture provision.

          Please refer to Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” for additional information.

•      What is a “detrimental activity”?

          A “detrimental activity,” as defined in our 2004 Plan that is incorporated by reference herein, generally includes:

°	certain unauthorized disclosures or uses of confidential or proprietary information relating to our business;

°	certain unauthorized activities or provision of services while employed by us;

°	certain unauthorized actions relating to the solicitation, inducement or hiring of our employees;

°	any unauthorized attempt to solicit in a competitive manner our current or prospective customers;

°	your disparagement, or inducement of others to do so, of us or our past and present officers, directors, employees or products;

°	the unauthorized rendering of services for any organization, or engaging in any business, which competes with us, or which organization or business, or the rendering of services to such organization or business, is otherwise prejudicial to or in conflict with our interests, subject to certain exceptions; or

°	any other conduct or act determined by our Compensation Committee, in its sole discretion, to be injurious, detrimental or prejudicial to any interest of ours.

          Please refer to Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” for a complete definition of detrimental activity and additional information.

•          If I forfeit my unvested shares of restricted stock as a result of my engagement in a detrimental activity, will I have any additional financial obligations to Jacuzzi Brands?

          Yes. If you forfeit your unvested shares of restricted stock as a result of your engagement in a detrimental activity, you shall pay us an amount equal to the fair market value at the time of vesting of any restricted stock which had vested in such prior one year period. In addition, we may set-off against the amount of any such gain any amount owed to you by us.

          Please refer to Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” for a complete definition of detrimental activity and additional information.

•	What happens if a change of control of Jacuzzi Brands occurs before all my shares of restricted stock are fully vested?

          In the event of a change of control of Jacuzzi Brands, your shares of restricted stock shall immediately vest, except if the award is assumed, or substantially equivalent rights are substituted therefor, by the successor entity.

          Please refer to Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” for additional information.

•	Will I have to pay taxes when I exchange my eligible options through the offer?

          If you are a U.S. taxpayer or resident, you will incur no immediate federal income tax consequences when you exchange your eligible options, unless you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended.

          Please refer to Section 13, entitled “Material U.S. Federal Income Tax Consequences,” for additional information.

          If you are not a citizen or resident of the U.S., you may incur immediate tax consequences when you exchange your options as discussed in Section 14, entitled “Non-U.S. Tax Consequences.”

•	What are the income and withholding tax consequences of the vesting of restricted stock?

          If you are a U.S. citizen or resident, as your shares of restricted stock vest you will be required to recognize ordinary income in an amount equal to the fair market value of those vested shares, based on the mean of the high and low sales price of our common stock on the vesting date. Consequently, we will have an obligation to withhold federal and state income and payroll taxes. We will calculate the applicable withholding using the federal and state supplemental withholding rates in effect at the date of vesting. Before your shares of restricted stock are released from our custody, all withholding obligations relating to vesting must be satisfied. Unless we approve of other arrangements, you must deliver to us a certified check or money order in the amount of the required withholding amount.

          We recommend that you consult with your own tax advisor to determine the tax consequences of your participation in the offer.

          Please refer to Section 13, entitled “Material U.S. Federal Income Tax Consequences,” for additional information.

          If you are not a citizen or resident of the U.S., you also should refer to Section 14, entitled “Non-U.S. Tax Consequences,” for a general discussion of certain tax consequences for non-U.S. taxpayers. These may differ from, and may be more adverse to you, than if you were a U.S. citizen or resident. We recommend that you consult with your own tax advisor to determine the tax consequences, if any, of participating in the offer under the laws of the country in which you live and/or work.

•	Are there conditions to the offer?

          Yes. The offer is conditioned upon at least eighty percent (80%) of the outstanding eligible options being validly tendered and not withdrawn prior to the expiration date. The offer is also subject to a number of other conditions with regard to events that could occur before the expiration of the offer, as described in Section 6, entitled “Conditions of the Offer.

•	Can Jacuzzi Brands make changes to, or terminate, the offer?

          Although we do not expect to do so, we can make changes to the terms of the offer. In this event, we will notify, publish or inform you of such action in the manner described in Section 15, entitled “Extension of the Offer; Termination; Amendment.”

•	How should I decide whether to participate?

          We understand that the decision of whether to exchange eligible options may be a challenging one for many eligible participants. The offer does include risks, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual eligible participant’s personal decision, and it will depend largely on each eligible participant’s assumptions about such things as the future of Jacuzzi Brands, the overall economic environment, the performance of the stock market and companies in our sector.

          Before you decide whether to participate in the offer, you should carefully read and consider this offer to exchange, including the risks relating to our business and the risks specifically relating to this offer. See “Certain Risks of Participating in the Offer” on Page 9. We also recommend that you review the material incorporated by reference into this offer to exchange, which we have previously filed with the Securities and Exchange Commission (the “SEC”). Please refer to Section 17, entitled “Additional Information,” for an explanation of how to access our SEC filings.

          If you have questions about the offer or need additional copies of the materials relating to the offer, please contact Eve Arnett by email at eve.arnett@jacuzzibrands.com or by telephone at (561) 514-3889.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

          Participation in the offer involves a number of risks, including those described below. This section briefly highlights what we believe to be the material risks of the offer. You should carefully consider the following risks and the risks detailed in our Annual Report on Form 10-K, incorporated herein by reference, before deciding to participate in the offer. We urge you to consult your personal advisors if you have any questions about your financial or tax situation before deciding to participate in the offer. We also urge you to read carefully the other information contained in or incorporated by reference into this offer to exchange, including the accompanying Election Form and the form of restricted stock agreement (attached hereto as Appendix A), before deciding to participate in the offer. Additionally, we urge employees located outside the United States to read Section 14 of this offer to exchange which discusses tax consequences of participating in the offer in various countries.

Risks Specific to the Offer

If you elect to exchange any eligible options, you will receive fewer shares of restricted stock than the number of shares you had a right to acquire through the exercise of your eligible options.

          The number of shares of restricted stock that you will receive for your eligible options will be based on the exchange ratios that we have established for the various classes of eligible options that we have granted over the years. If you received multiple grants of eligible options, a different exchange ratio may apply to each separate grant. The precise exchange ratio for a particular grant of eligible options is based primarily on the exercise price per share, the remaining vesting period and the remaining life of the options. You will have to exchange more than one eligible option to receive a single share of restricted stock.

You will lose the potential benefit of any vested eligible options that are cancelled through the offer.

          If you participate in the offer and to the extent any of your eligible options were vested, but unexercised, you will have to wait longer to receive your fully vested shares of restricted stock. In addition, you generally will forfeit any shares of restricted stock that are not vested if your employment with us is terminated for any reason other than your death, disability or retirement, including your voluntary termination, involuntary termination for cause or otherwise, even if your eligible options were fully vested or would have become fully vested had you not exchanged them.

If you are not a resident or a citizen of the U.S., you may experience additional tax consequences if you participate in the offer.

          If you are not a resident or citizen of the U.S., you should refer to Section 14, entitled “Non-U.S. Tax Consequences,” for a discussion of some of the tax and legal consequences that may apply to you. Further, if you are subject to the tax laws of more than one jurisdiction, you should be aware that there may be additional tax and social security consequences that may apply to you. You should consult your own advisors to discuss these consequences.

THE OFFER

1.	Number of Options; Eligibility; Expiration Date

          If you are an eligible participant, as described below, we are offering you the opportunity to exchange certain of your outstanding options to acquire shares of our common stock (Jacuzzi Brands Inc. Common Stock, par value $.01 per share) for restricted shares of our common stock, which we refer to as “restricted stock.” The restricted stock will be issued under the Jacuzzi Brands, Inc. 2004 Stock Incentive Plan, which we refer to as the “2004 Plan.”

          There are approximately 1,904,012 shares of our common stock underlying the options eligible for exchange. The eligible options have exercise prices above $10.00, ranging from $10.33 to $28.88. Approximately 40 employees worldwide hold eligible options.

          All eligible options were granted under one of our 1995, 1996 or 2000 equity compensation plans, as amended, or one of the former Zurn Industries, Inc. equity compensation plans, as amended.

          We are making this offer upon the terms and subject to the conditions described in this offer to exchange, as amended or supplemented, and the accompanying Election Form, (together, the “offer”).

          Eligibility. You are eligible to participate in the offer (an “eligible participant”) if you:

•	are an active employee, executive officer or director of Jacuzzi Brands or one of our subsidiaries on both the date hereof and the expiration date of the offer; and

•	hold “eligible options” as described below.

          In addition to those active employees located in the United States, certain employees located in Brazil, Italy and the United Kingdom who hold eligible options are also eligible to participate in the offer, subject to applicable law.

          If your employment is terminated for any reason (including death, disability, voluntary termination, involuntary termination for cause, retirement or otherwise) after you tender your eligible options, but prior to the expiration date, your participation in the offer automatically will be cancelled and you will not receive any shares of restricted stock. In this case, your eligible options will be treated as if they had not been tendered, and all of your options will remain outstanding and will be governed by their original terms, including any termination of employment provisions contained in your existing award agreements.

          For purposes of the offer, an “eligible subsidiary” of Jacuzzi Brands means any entity in which Jacuzzi Brands has a controlling interest of at least 50% by reason of stock ownership or otherwise, as of both the date of this offer to exchange and the expiration date.

          Exchange of Eligible Options for Restricted Stock. If you are an eligible participant, you may exchange the options described in the tables below (collectively, the “eligible options”) for shares of restricted stock that will be issued under the 2004 Plan. The shares of restricted stock, described further in this offer to exchange, are subject to forfeiture and other restrictions until they vest. Your shares of restricted stock will be subject to the terms of a restricted stock agreement between you and Jacuzzi Brands, a form of which is attached hereto as Appendix A. We encourage you to carefully read the form of restricted stock agreement.

          The number of shares of restricted stock that you receive with respect to your eligible options will be determined by the exchange ratio for the class(es) of eligible options you hold. The exchange ratio for a given class of eligible options is the ratio that determines the number of eligible options you must surrender in order to receive one share of restricted stock. Accordingly, the number of shares of restricted stock you will receive for your eligible options will be determined by (1) multiplying the number of options you tender for exchange in each class of eligible options by the exchange ratio for that class (as set forth below), and (2) then adding the results for all of those classes (rounded up to the nearest whole share). The classes of eligible options and their applicable exchange ratios are listed in the following table:

						Number of
Class	Grant Date	Expiration Date	Exercise Price	Exchange Ratio		Options in Class

A	November 28, 1995	November 28, 2005	10.33	22.70%		5,625
B	February 29, 2000	February 28, 2010	11.00	35.17		37,500
C	February 11, 2000	February 11, 2010	11.56	33.56		304,500
D	October 17, 1994	December 31, 2004	11.64	11.38		120,000
E	February 8, 1996	February 8, 2006	12.17	18.45		22,500
F	April 22, 1996	December 31, 2004	12.58	9.16		41,600
G	April 22, 1996	April 21, 2006	12.58	18.53		31,800
H	May 3, 2000	May 3, 2010	12.69	31.09		500,375
I	July 31, 1996	July 30, 2006	12.73	19.55		8,000
J	June 3, 1996	December 31, 2004	12.73	8.90		48,000
K	June 3, 1996	June 2, 2006	12.73	18.77		8,000
L	April 18, 1994	April 17, 2004	12.97	0.84		17,600
M	April 17, 1995	April 16, 2005	12.97	10.95		16,000
N	June 3, 1996	June 3, 2006	14.67	14.81		4,500
O	October 1, 1998	October 1, 2008	14.94	22.92		15,000
P	December 5, 1995	December 31, 2004	15.23	4.95		40,000
Q	April 21, 1997	December 31, 2004	15.31	4.87		80,000
R	April 21, 1997	April 20, 2007	15.31	17.84		60,800
S	October 1, 1999	October 1, 2009	15.50	24.45		15,000
T	September 1, 1999	August 31, 2009	16.13	23.23		23,500
U	September 1, 1999	September 1, 2009	16.13	23.24		110,000
V	November 13, 1998	November 13, 2008	17.00	20.20		318,000
W	September 17, 1996	September 17, 2006	17.67	11.96		7,500
X	December 2, 1996	December 2, 2006	20.50	9.74		38,212
Y	December 3, 1996	December 3, 2006	20.50	9.75		7,500
Z	June 3, 1997	June 3, 2007	23.58	8.89		7,500
AA	October 1, 1997	September 30, 2007	28.88	6.70		15,000

					Total:	1,904,012

          For example, if you tender 1000 options with an exercise price of $12.17, granted on February 8, 1996 and expiring on February 8, 2006 (which are Class E options), and 500 options with an exercise price of $16.13, granted on granted September 1, 1999 and expiring on August 31, 2009 (which are Class T options), then:

•	with respect to your Class E options:

°	the number of your Class E options (1000) multiplied by,

°	the exchange ratio for Class E options of 18.45% (i.e., 18.45 options surrendered for every 1 share of restricted stock awarded), will

°	result in 184.50 shares of restricted stock being granted to you.

•	with respect to your Class T options:

°	the number of your Class T options (500) multiplied by,

°	the exchange ratio for Class T options of 23.23% (i.e., 23.23 options surrendered for every 1 share of restricted stock awarded), will

°	result in 116.15 shares of restricted stock being granted to you.

          Therefore, you will receive a total of 301 shares of restricted stock (the sum of 184.50 and 116.15, rounded up to the nearest whole share) in exchange for your 1,500 eligible options.

          The exchange ratio for each class of eligible options was determined using the Black-Scholes valuation model, which is a recognized and accepted method for determining the value of derivative securities like stock options. Based on the Black-Scholes value for each option grant, and the recent trading price of our common stock, we determined an exchange ratio for each class of outstanding options that is intended to provide restricted shares with a value approximately equal to that of the options being replaced. In every case, you will surrender more than one eligible option to receive a single new share of restricted stock. There can be no assurance that over time the value of the replacement restricted stock will be approximately equal to the options you surrender in the exchange.

          We have enclosed a personalized Options Eligible for Exchange report that reflects all of your eligible options and their applicable exchange ratios.

          All eligible options have exercise prices in excess of $10.00 per share. In the event the closing price of our common stock on the expiration date is in excess of the exercise price of any otherwise eligible option, such option will not be eligible for exchange in the offer.

          Participation. In order to participate in the offer, you must properly elect to tender your eligible options for exchange in accordance with the instructions set forth in Section 3 by 5:00 p.m., Eastern Standard Time, on March 17, 2004 (such time and date, or such later time and date to which we may extend the offer as described herein, the “expiration date”).

          If you decide to participate in the offer, you must tender all eligible options by following the procedures listed in Section 3. In other words, you may not tender some of your eligible options and keep the balance of such options.

          Assuming we accept for exchange all of your validly tendered options, your restricted stock will be granted on the first business day after the expiration date. Assuming we accept all validly tendered options and do not extend the offer, we expect to grant the restricted stock on March 18, 2004.

          Expiration of the Offer. As described above, the offer will expire at 5:00 p.m., Eastern Standard Time, on March 17, 2004, unless and until we, in our sole discretion, have extended the period of time during which the offer will remain open. See Section 15 of this offer to exchange for a description of our right to extend, delay, terminate and amend the offer, and Section 6 of this offer to exchange for a description of conditions of the offer.

          If we decide to take any of the following actions, we will give notice of such action and keep the offer open for a period of at least ten business days after the date of such notification:

•	we increase or decrease the amount of consideration to be paid for the eligible options; or

•	we increase or decrease the number of options available for exchange through the offer.

          Without limiting the manner in which we may provide such notice, we have no obligation to communicate any notice other than by issuing a press release.

          For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

2.	Purpose of the Offer

          We granted the eligible options under our equity incentive plans for one or more of the following purposes:

•	to attract and retain exceptional executive personnel, other key employees and directors;

•	to motivate these employees and directors to achieve long-range performance goals; and

•	to enable these employees and directors to participate in our long-term growth and financial success.

          We believe that using equity incentive awards, including stock options and restricted stock, when properly structured, are a cost-effective means of compensation that can drive superior performance that increases the value of Jacuzzi Brands and that helps retain key employees, executive officers and directors.

          For almost three years, our common stock has been trading at levels below the exercise price of the large majority of outstanding options currently held by our eligible participants. Consequently, it is becoming increasingly difficult to motivate and retain talented individuals with existing equity incentive awards. For our equity incentive awards to provide the desired results, you must feel that these awards provide an opportunity — through your efforts — to realize value within a reasonable period of time. In addition, because these options have been under water for an extended period of time, the number of shares subject to options has steadily built as a percentage of shares outstanding, creating a significant “overhang,” which we believe also has negatively impacted our stock price.

          Through the offer, we propose to provide you with the opportunity to exchange your eligible stock options for shares of restricted stock that, over time, may have a greater potential to increase in value. We believe the offer will create an incentive for you to remain with us and contribute to the attainment of our business and financial objectives.

          From time to time we may engage in transactions with other companies, customers and third parties that could affect or change our business structure, ownership, organization or make-up of our Board of Directors. Any such action could significantly affect the price of shares of our common stock. Although we have no current plans to do so, it is possible that, prior to the vesting of your restricted stock, we might complete or enter into an agreement to complete a significant business transaction such as a merger or other similar transaction. You should refer to Section 8, entitled “Source and Amount of Consideration; Terms of the Restricted Stock,” for information on the terms of the restricted stock, including provisions in the event of a change of control of Jacuzzi Brands. You also should carefully review the section entitled “Certain Risks of Participating in the Offer.”

          Subject to the foregoing, and except as otherwise disclosed in this document or in our filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or management, or change in any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for listing on the New York Stock Exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional Jacuzzi Brands securities, or the disposition of Jacuzzi Brands securities; or

•	any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of Jacuzzi Brands.

          We recognize that the decision to participate in the offer is an individual one that should be based on a variety of factors. Although our Board of Directors has authorized the offer, neither Jacuzzi Brands, our Board of Directors nor our Compensation Committee makes any recommendation as to whether you should tender your eligible options for exchange. You are urged to evaluate carefully all of the information in the offer and to consult your personal advisors if you have any questions about your financial or tax situation.

3.	Procedures for Electing to Exchange Eligible Options

          Proper Tender of Options. If you wish to tender your eligible options for exchange, you must complete and sign the Election Form in accordance with its instructions, and mail, fax or otherwise deliver it to us at Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401, Attn: Eve Arnett (Fax: (561) 514-3876). We must RECEIVE your election prior to 5:00 p.m., Eastern Standard Time, on March 17, 2004 (or such later time and date if we extend the offer). Election Forms received after the expiration date – even if postmarked on the expiration date or earlier – will not be accepted.

          The method of delivery of all documents, including the Election Form and other required documents, is at your election and risk, not ours. Therefore, you should allow sufficient time to ensure timely delivery. If delivery is by mail, we recommend that you use registered mail with return receipt requested.

          You should review carefully this offer to exchange, the accompanying Election Form and the form of restricted stock agreement, attached hereto as Appendix A, before making your decision.

          Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible options that we determine not to be in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular eligible options or any particular option holder. No tender of eligible options will be valid until all defects and irregularities have been cured by the electing holder or waived by us. Neither we, nor any other person is obligated to give notice of any defects or irregularities in elections, nor will we incur any liability for failure to give any such notice.

          Acceptance of Eligible Options. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. We will be deemed to have accepted eligible options that are validly tendered and not properly withdrawn if and when we give oral or written notice to the tendering optionholders of our acceptance for exchange of such options, which may be by press release. Subject to our right to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Our acceptance for exchange of the eligible options tendered for exchange by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

          Effect on Existing Options. If you tender none of your eligible options, all of your existing options and the agreements evidencing such options will continue in effect under their existing terms and conditions. If you tender your eligible options, upon our acceptance of such options for exchange, the agreements evidencing those options will be deemed null and void and such options will be cancelled. Further, any side letters or other agreements relating to such eligible options also shall be deemed null and void.

4.	Withdrawal Rights

          You may change your election or withdraw the options you tender only if you comply with the provisions of this Section 4.

          You may change your election or withdraw the options you tender at any time before 5:00 p.m. Eastern Standard Time, on March 17, 2004. If we extend the offer beyond that time, you have the further right to withdraw your tendered options at any time until the extended offer expires. In addition, if we do not accept your tendered options for exchange before March 17, 2004, the 40th business day following the commencement of the offer, you may thereafter withdraw your options until such time, if any, as we accept all validly tendered options.

          If you tender your eligible options, but before the expiration date you wish to withdraw from the exchange, you must withdraw ALL of the options you tendered. If you attempt to withdraw less than all of your tendered options, we may, in our complete discretion, accept that as a valid withdrawal of all of your options or as an invalid withdrawal entirely.

          In order to validly withdraw options you have tendered, and thus change your election to participate in the offer, you must deliver to us, by mail, fax or otherwise, a properly completed Change of Election Form. We must receive your withdrawal by 5:00 p.m. Eastern Standard Time, on the expiration date, or it will not be given effect.

          Except as described in the following sentence, you must sign the Change of Election Form exactly as your name appears on your Election Form. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority to act in such capacity must be indicated on the Change of Election Form.

          You may not rescind any withdrawal, unless you properly re-tender all of your eligible options before the expiration date by repeating the procedures described in Section 3 of this offer to exchange.

          Neither we, nor any other person is obligated to give notice of any defects or irregularities in any withdrawal, nor will we incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt of election changes or withdrawals. Our determination of these matters will be final and binding on all parties.

          If your employment with Jacuzzi Brands or one of our subsidiaries is terminated for any reason other than your death, disability or retirement (including voluntary termination, involuntary termination for cause or otherwise) after you tender eligible options, but prior to the expiration date, your participation in the offer automatically will be withdrawn and you will not receive any shares of restricted stock. In this case, all of your options will be treated as if they had not been tendered, and will remain outstanding and will be governed by their original terms, subject to any termination of employment provisions contained in your existing award agreements.

5.	Acceptance of Eligible Options for Exchange and Issuance of Restricted Stock

          Upon the terms and subject to the conditions of the offer, if we elect to accept any eligible options, we will accept for exchange and cancel all such options validly tendered and not properly withdrawn before the expiration date. The effective grant date for the shares of restricted stock will be the first business day following the expiration date (the “exchange date”) unless, in accordance with the conditions set forth in Section 6 of this offer to exchange, we reject all tendered options. To the extent that we accept the options that you tender, the option agreement (in the case of your eligible options) evidencing such awards will be deemed null and void. Further, any side letters or other agreements relating to your eligible options, will be deemed null and void if you elect to participate.

          No Partial Tenders. You are not required to accept the offer. However, if you choose to tender your eligible options, you must tender all of them. If you attempt to tender one or more of your eligible options, but not all of them, you automatically will be deemed not to have tendered any of your options and your tender will be rejected, unless cured prior to the expiration date.

          If you wish to tender an eligible option, you may not tender anything less than that entire option to the extent outstanding. If you have exercised an eligible option in part, the option is outstanding only to the extent of its unexercised portion.

          Acceptance of Eligible Options. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. We will be deemed to have accepted eligible options that are validly tendered and not properly withdrawn if and when we give oral or written notice to the tendering optionholders of our acceptance for exchange of such options, which may be by press release. Subject to our right to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Our acceptance for exchange of the eligible options tendered for exchange by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

6.	Conditions of the Offer

          Promptly following the expiration date (which will be March 17, 2004 at 5:00 p.m., Eastern Standard Time, unless we extend it), subject to the satisfaction of the conditions set forth below, we will accept all eligible options that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) options that were properly tendered. If we reject all options that were tendered, we will communicate (most likely by issuing a press release) this rejection to you and, as a result, you will keep all of your current options and will not receive any shares of restricted stock.

          Notwithstanding any other provision of the offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if:

•	less than eighty percent (80%) of the outstanding eligible options have not been validly tendered and not withdrawn prior to the expiration date of the offer, or

•	at any time on or after the commencement of the offer and prior to the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, or the acquisition of some or all of the options elected for tender pursuant to this offer;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange or the exchange for restricted stock of some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or to exchange for restricted stock some or all of the options elected for exchange; or

(iii) materially and adversely affect our business, condition (financial or other), income, operations or prospects or that of our subsidiaries;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any decrease of greater than 35% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries;

(vi) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

(vii) any decline in either the NYSE Composite or the Dow Jones Industrial Average by an amount in excess of 10% measured during any time period after the close of business on February 18, 2004;

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before February 18, 2004;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before February 18, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 5% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership of that of our subsidiaries that, in our reasonable judgment, is or may have a material adverse effect on us or our subsidiaries.

          In addition, subsequent to the expiration date we may postpone our acceptance of any eligible options elected for exchange and any issuance of restricted stock in exchange therefor if we anticipate receipt of any necessary governmental approvals.

          The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration of the offer. Other than those dependent on receipt of necessary government approvals, we may waive them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons. In the event we waive a condition of the offer with respect to any one tender of eligible options, we will waive such waived condition for all other tenders of eligible offers as well.

7.	Price Range of Our Common Stock

          The eligible options to be exchanged pursuant to the offer are not publicly traded. Our common stock underlying the eligible options is traded on the New York Stock Exchange under the symbol “JJZ.” The following table shows the high and low closing sales prices per share for our common stock as reported by the New York Stock Exchange for the periods indicated.

	Fiscal 2004		Fiscal 2003		Fiscal 2002

	High	Low	High	Low	High	Low

First Quarter	$7.50	$6.00	$3.06	$1.50	$2.69	$1.91
Second Quarter (1)	9.45	7.72	4.15	2.52	3.92	1.76
Third Quarter	—	—	5.73	3.82	4.40	3.20
Fourth Quarter	—	—	6.50	4.56	3.70	2.25

(1)	With respect to Fiscal 2004, through February 17, 2004.

          As of February 17, 2004, the closing price of our common stock, as reported by the New York Stock Exchange, was $9.45 per share. As of January 31, 2004, there were 75,112,340 shares of our common stock outstanding.

          We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the offer.

8.	Source and Amount of Consideration; Terms of the Restricted Stock

          We will issue shares of restricted stock in exchange for eligible options accepted by us pursuant to the offer, in accordance with the exchange ratios set forth in Section 1 of this offer to exchange. While eligible options were originally granted under a variety of our equity incentive plans, all of the shares of restricted stock will be issued under the 2004 Plan.

          There are approximately 1,904,012 options eligible for exchange in the offer. As of January 31, 2004, options to purchase 5,472,094 shares of our common stock were issued and outstanding under all of our equity compensation plans. Assuming we exchange restricted stock for all of these eligible options, the aggregate amount of restricted stock we will issue to option holders will be approximately 435,796 shares, which would represent less than 1% of the 75,112,340 total issued and outstanding shares of our common stock as of January 31, 2004.

          We will not issue any fractional shares of restricted stock. Instead, if the sum yields a fractional number of restricted shares, we will round up to the nearest whole number of restricted shares.

          The issuance of restricted stock through the offer will not create any contractual or other right of the recipients to receive future awards under our equity incentive plans or any right of continued employment.

Description of the 2004 Plan and the Restricted Stock

          The following summary concerning the 2004 Plan and restricted stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to the 2004 Plan and the form of restricted stock agreement to be entered into between you and us, both of which have been included as exhibits to our tender offer statement on Schedule TO which has been filed with the SEC. A copy of a form of the restricted stock agreement is attached hereto as Appendix A. Please contact Eve Arnett at (561) 514-3889 or by email at eve.arnett@jacuzzibrands.com, to receive a copy of the 2004 Plan or the prospectus for the 2004 Plan. Copies will be provided promptly at our expense.

          General. The purpose of the 2004 Plan is to enable us to offer employees and non-employee directors stock options, restricted stock, other equity awards and other performance-based stock incentives. We believe this helps us attract, retain and reward our employees and non-employee directors.

          Under the 2004 Plan, non-employee directors and employees of ours and our subsidiaries are eligible to be granted stock options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, stock awards and other stock-based awards.

          There are currently 5,000,000 shares authorized for grant under the 2004 Plan, 4,991,000 of which remained available for future grants as of February 18, 2004 (excluding up to 435,796 shares of restricted stock which may be issued in connection with the offer). With respect to such shares of our common stock, 1,600,000 shares are reserved exclusively for the grant of stock options and stock appreciation rights, and 3,400,000 shares are reserved exclusively for the grant of restricted stock and other equity-based awards excluding stock options and stock appreciation rights. The maximum number of shares of common stock subject to an option, stock appreciation right or any performance-based award that may be granted under the 2004 Plan during any fiscal year to any individual is 300,000 shares or, in the case of performance units, a maximum value at grant of $300,000. In addition, awards under the 2004 Plan during any fiscal year may not exceed 1½% of our authorized and outstanding common stock on the first day of a fiscal year. However, such limitation does not include substitute grants made in settlement of any awards under any other plan sponsored by us or substitute grants or equity assumed in connection with a corporate transaction and does not apply to shares issued in connection with the offer to exchange.

          Administration. The 2004 Plan is administered by the Compensation Committee of our Board of Directors (the “Committee”). The Committee has the full authority to determine the persons to whom awards will be granted, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the 2004 Plan), to prescribe the form of instruments evidencing awards and to make all other determinations and to take all such steps in connection with the 2004 Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable.

          Restricted Stock versus Stock Options. Your stock options provide you the right to buy a share of our common stock at a fixed price, typically the fair market value on the date the option was granted. Outright ownership of the stock occurs only if you exercise the option by purchasing the stock at the fixed exercise price. Accordingly, the value realized on exercise is the difference between the fixed exercise price and the market price of the stock when the option is exercised.

          Restricted stock is stock that will be owned immediately, although it will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, pledge, exchange, encumbrance or disposal of the restricted stock prior to vesting. Typically, vesting depends on continued employment for a specified time period. Unlike stock options, a holder does not pay a purchase price for restricted stock. Accordingly, the value realized is the fair market value of the restricted stock at the time it vests.

          Vesting of Restricted Stock. Under the terms of the restricted share stock agreement between you and us, the form of which is attached hereto as Appendix A), the shares of restricted stock will vest as follows:

•	twenty-five percent (25%) of the restricted shares you receive will vest on the first anniversary of the exchange date;

•	an additional twenty-five percent (25%) of the restricted shares you receive will vest on the second anniversary of the exchange date;

•	an additional twenty-five percent (25%) of the restricted shares you receive will vest on the third anniversary of the exchange date; and

•	the remaining twenty-five percent (25%) of the restricted shares you receive will vest on the fourth anniversary of the exchange date.

          Forfeiture upon Termination of Employment. Prior to vesting, your shares of restricted stock will be subject to forfeiture if you cease to be employed by us for any reason other than your death, disability or retirement, including voluntary termination for cause or otherwise.

          Change of Control. In the event of a change of control of Jacuzzi Brands, your shares of restricted stock shall immediately vest, except if the award is assumed, or substantially equivalent rights are substituted therefore, by the successor entity.

          A change of control will be deemed to occur if (1) an individual, entity or group acquires beneficial ownership of 25% or more of the combined voting power of the outstanding voting securities of Jacuzzi Brands, (2) certain changes in the composition of our Board of Directors occur, (3) certain stockholder approved reorganizations, mergers or consolidation whereby Jacuzzi Brands stockholders will hold less than 50% of the voting power of the combined entities occur (except for mergers, consolidations or similar transactions effected to implement a recapitalization of Jacuzzi Brands in which no person acquires more than 25% of the voting power of the combined entities), or (4) Jacuzzi Brands is liquidated or dissolved.

          Forfeiture upon Detrimental Activity. In the event that you engage in a detrimental activity to us prior to, or during the one (1) year period after, any vesting of restricted stock and prior to a change of control, the Committee may direct, at any time within 2 years thereafter, but prior to such change of control, that all unvested shares of restricted stock shall be immediately forfeited to us without compensation, and that you shall pay us an amount equal to the fair market value at the time of vesting of any restricted stock which had vested in such prior one year period. In addition, we may set-off against the amount of any such gain any amount owed to you by us.

          We define a “detrimental activity” as:

•	the disclosure to anyone outside of Jacuzzi Brands, or the use in other than Jacuzzi Brands’ business, without our written authorization, of any confidential information or proprietary information, relating to the business of Jacuzzi Brands, acquired by you prior to a termination of your employment or service with Jacuzzi Brands;

•	activity while employed or providing services that results, or if known could result, in the termination of your employment or service that is classified by Jacuzzi Brands as a termination for cause;

•	any attempt, directly or indirectly, to solicit, induce or hire (or the identification for solicitation, inducement or hiring of) any non-clerical employee of Jacuzzi Brands to be employed by, or to perform services for, you or any person or entity with which you are associated (including, but not limited to, due to your employment by, consultancy for, equity interest in, or creditor relationship with such person or entity) or any person or entity from which you receive direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire) without, in all cases, our written authorization;

•	any attempt, directly or indirectly, to solicit in a competitive manner any current or prospective customer of Jacuzzi Brands without, in all cases, our written authorization;

•	your disparagement, or inducement of others to do so, of Jacuzzi Brands or our past and present officers, directors, employees or products;

•	without our written authorization, the rendering of services for any organization, or engaging, directly or indirectly, in any business, which is competitive with Jacuzzi Brands, or which organization or business, or the rendering of services to such organization or business, is otherwise prejudicial to or in conflict with the interests of Jacuzzi Brands, provided however that competitive activities shall only be those competitive with any business unit of Jacuzzi Brands with regard to which you performed services at any time within the two (2) years prior to the termination of your employment or service; or

•	any other conduct or act determined by the Committee, in its sole discretion, to be injurious, detrimental or prejudicial to any interest of Jacuzzi Brands.

          For purposes of the first, third, fourth and sixth bullets above, our Chief Executive Officer and our General Counsel shall each have authority to provide you with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide you with such authorization. Additionally, for purposes of this definition, “Jacuzzi Brands” includes all entities whose financial statements are required to be consolidated with the financial statements of Jacuzzi Brands pursuant to U.S. GAAP and any other entity that the Committee determines to be an affiliate in its sole and absolute discretion.

          Stockholder Rights. As of the exchange date, you will be entitled to vote, receive dividends, if any, and except as described above, exercise all other rights of ownership of a holder of common stock with respect to your restricted shares. In the event we pay any dividends in the form of additional shares of our common stock, any such stock dividends paid with respect to shares of restricted stock will constitute additional shares of restricted stock and thus will be subject to the same restrictions as restricted stock until the underlying shares with respect to which the dividend was paid vest. Following the exchange date, you will receive, by mail or otherwise, all notices of meetings, proxy statements and other materials distributed to our stockholders generally.

          No Stock Certificates. Your award of restricted stock will be evidenced by a restricted stock agreement between you and us. Restricted stock will be held in our custody, in a book entry account with our transfer agent, until it has vested and you have satisfied any applicable tax withholding obligations on the stock. Any vested shares will be held in a book-entry account established for you with our transfer agent. You will receive a stock certificate for your vested shares only by requesting one from our transfer agent.

          Adjustments. The Committee may, in accordance with the terms of the 2004 Plan, make appropriate adjustments to the number of shares of our common stock available for the grant of awards and the terms of outstanding options and other awards to reflect any stock dividend or distribution, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares (and certain other events affecting our capital structure or business).

          Termination or Amendment of the 2004 Plan. Our Board of Directors may terminate or amend the 2004 Plan at any time without stockholder approval, but only to the extent that stockholder approval is not required by applicable law or regulation. Although the Committee may amend or terminate outstanding awards, most amendments require the consent of the participant.

Tax Consequences

          You should refer to Section 13 of this offer to exchange for a discussion of the material U.S. federal tax consequences of the acquisition and vesting of shares of restricted stock for U.S. citizens and residents. We recommend that you consult with your own tax advisor to determine the tax consequences of your participation in the offer.

          Also see Section 14 of this offer to exchange for a general discussion of certain tax consequences for employees who are not U.S. citizens or residents. These may differ from, and may be more adverse to you, than if you were a U.S. citizen or resident. We recommend that you consult with your own tax advisor to determine the tax consequences, if any, of participating in the offer under the laws of the country in which you live and/or work.

Resale of Shares of Restricted Stock

          All shares of restricted stock issuable in connection with the offer have been registered under the Securities Act of 1933, as amended (the “Securities Act”) through a registration statement on Form S-8 filed with the SEC. Certain of our officers and directors may be deemed to be affiliates under the Securities Act and, as such, are subject to restrictions on the resale of shares they acquire through the offer. Unless you are considered an affiliate of Jacuzzi Brands, upon vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable securities laws. Generally, an affiliate of Jacuzzi Brands is any person that directly or indirectly controls, is controlled by, or is under common control with Jacuzzi Brands.

9.	Information about Jacuzzi Brands, Inc.

          We were originally incorporated in 1995 under the laws of Delaware when we were spun-off from Hanson plc. Our principal executive offices are located at 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401 and our telephone number is (561) 514-3838. Our Internet address on the worldwide web is http://www.jacuzzibrands.com. Information contained on our Web Site is not incorporated by reference into this offer to exchange and is not a part of this offer to exchange.

          We are a leading global producer of branded bath and plumbing products for the residential, commercial and institutional markets. Our Bath Products segment manufactures whirlpool baths, spas, showers, sanitary ware, including sinks and toilets, and bathtubs for the residential construction and remodeling markets. Our Plumbing Products segment manufactures professional grade drainage, water control, commercial brass and PEX piping products for the commercial and institutional construction, renovation and facilities maintenance markets. Our Rexair segment manufactures premium vacuum cleaner systems that are sold in the direct sales retail channel.

          Our products are marketed through their widely recognized brand names, including JACUZZI®, SUNDANCE®, ELJER®, ZURN®, WILKINS™, a Zurn company (“WILKINS™”) and RAINBOW®. Through the strength of these brands and the ability to leverage them effectively across multiple retail and wholesale distribution channels, we have built and maintained leadership positions within most of the markets we serve. The JACUZZI® and SUNDANCE® branded products hold leading positions in the whirlpool bath and spa markets in the U.S. and Europe, and the ZURN® branded products hold leading market positions in most of the domestic commercial and institutional markets they serve. Additionally, the RAINBOW® holds a substantial market position in the premium direct sales vacuum cleaner market.

          Additional information about Jacuzzi Brands is available from the documents described in Section 17 of this offer to exchange.

          Financial Information. Before deciding to participate in the offer, we encourage you to review the financial information included on pages 51 through 98 of our annual report on Form 10-K for the fiscal year ended September 27, 2003, and in Item 1 (“Financial Statements”) of our quarterly report on Form 10-Q for the fiscal quarter ended January 3, 2004, both of which are incorporated herein by reference.

          You should refer to Section 17, entitled “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

          Summary Historical Financial Data. The following table presents summary historical consolidated financial data. The summary consolidated financial data for the fiscal years ended September 30, 2003, 2002 and 2001 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2003, which have been audited by Ernst & Young LLP, our independent auditors. Our business has undergone significant changes during the periods presented below. Accordingly, results from any one period may not be comparable to results from any other period. The summary consolidated financial data for the three months ended January 3, 2004 and December 28, 2002, and the summary balance sheet data as of January 3, 2004 are derived from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the fiscal quarter ended January 3, 2004 and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our financial data for the three months ended January 3, 2004 may not be indicative of results that may be expected for the full year.

          You should read the tables below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those statements included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2003 and our quarterly report on Form 10-Q for the fiscal quarter ended January 3, 2004, each of which are incorporated by reference herein. You should refer to Section 17, entitled “Additional Information,” for instructions on how you can obtain copies of our SEC filings.

	For the Fiscal Year Ended			Three Months Ended
	September 30,			December 31,

	2003	2002		2003		2002

	(in millions, except per share amounts)
Net sales	$1,192.6 (1)	$1,068.3		$303.8		$265.9
Operating income	81.2	94.4		19.7		18.3
Income from continuing operations	10.1	31.9	(2)	4.0	(3)	14.3	(4)
(Loss) income from discontinued operations	(41.2)	9.0		(0.6)		(0.8)
Net (loss) income	(31.1)	40.9		3.4		13.5
(Loss) income per basic share:
Continuing operations	0.14	0.43		0.05		0.19
Discontinued operations	(0.56)	0.12		(0.01)		(0.01)
Net (loss) income	(0.42)	0.55		0.04		0.18
(Loss) income per diluted share:
Continuing operations	0.14	0.43		0.05		0.19
Discontinued operations	(0.56)	0.12		(0.01)		(0.01)
Net (loss) income	(0.42)	0.55		0.04		0.18
Cash dividend declared per share (5)	—	—		—		—
Book value per share	3.42	3.45		3.57		3.63
Balance Sheet Data (at period end):
Cash and cash equivalents	$31.2	$32.1		$29.6		$43.9
Working Capital	181.5	292.0		190.1		335.3
Total assets	1,336.8	1,682.6		1,297.0		1,377.1
Total debt	500.1	808.1		493.6		581.5
Stockholders’ equity	255.7	254.4		266.9		273.7
Ratio of Earnings to Fixed Charges	— (6)	1.1	x	1.5	x	1.1	x

(1)	Net sales in fiscal 2003 include $8.6 million from the sale of a license for certain patented technology. In addition to the after-tax benefit of $5.3 million related to the license sale, income from continuing operations in fiscal 2003 includes impairment, restructuring and other after-tax charges of $12.1 million, which consist primarily of $8.1 million for the closure of two manufacturing plants and $5.2 million for the restructuring of our corporate headquarters, partially offset by a $2.0 million favorable adjustment related to prior year restructuring reserves. Income from continuing operations also includes $13.1 million of aftertax charges associated with the extension and eventual refinancing of our debt in July 2003. During the first half of fiscal

2003, the IRS completed its examination of the federal income tax returns for fiscal years 1995 through 1997. As a result of the audit settlement, we recorded a tax benefit of $13.6 million.

(2)	Income from continuing operations in fiscal 2002 includes restructuring and other after-tax charges of $4.7 million, which consist of $2.2 million for a lease obligation, $2.0 million in severance charges an $0.5 million to increase reserves related to the U.S. Brass product lines which were discontinued in 2000, as well as $5.6 million of after-tax charges related to financing initiatives. Also, we recorded a tax benefit of $29.6 million in fiscal 2002 largely attributable to benefits that will be realized due to the completion of certain asset sales and changes in tax laws regarding the utilization of loss carry backs.

(3)	Income from continuing operations in the three months ended December 31, 2003 includes restructuring charges, after tax, of $1.6 million. These charges consist of $0.9 million, after tax, of plant closure costs and $0.7 million, after tax, in severance charges.

(4)	Income from continuing operations in the three months ended December 31, 2002 includes a $13.6 million tax benefit which was the result of an audit settlement with the IRS.

(5)	In March 2001, the Board of Directors indefinitely suspended the quarterly payment of dividends. Furthermore, the new debt facilities executed on July 15, 2003 include a restriction on the payment of any dividends.

(6)	For the purposes of determining the ratio of earnings to fixed charges, “earnings” consist of earnings (loss) before income tax expense (benefit) plus fixed charges. “Fixed charges” consist of interest expense, including amortization of deferred financing costs. For fiscal 2003, “earnings” were insufficient cover fixed charges by $3.9 million.

10.	Interests of Directors and Officers; Transactions and Arrangements about the Options

          Information about the members of our Board of Directors and our executive officers is attached to this offer to exchange as Schedule I. For information with respect to the beneficial ownership of our common stock by our directors and executive officers, please refer to our Proxy Statement relating to our 2004 Annual Meeting of Stockholders, incorporated herein by reference.

          As of February 13, 2004, our executive officers and directors as a group beneficially held eligible options to purchase a total of 1,427,475 shares of our common stock. That number represented approximately 74.97% of the outstanding eligible options. Assuming each of our directors and executive officers that hold eligible options tender their eligible options in the offer, the maximum number of options that are eligible for exchange through the offer (and percentage of total eligible options) and the maximum number of shares of restricted stock that could be granted for each of our executive officers and directors are, respectively, as follows: Mr. Clarke – 612,875 (32.19%) and 169,791; Mr. Barre – 116,750 (6.13%) and 36,115; Diana E. Burton – 130,000 (6.83%) and 35,506; Mr. Beazer – 41,250 (2.17%) and 9,412; Mr. McAtee – 42,750 (2.25%) and 10,122; Mr. Victor – 42,750 (2.25%) and 10,122; Sir Harry – 42,750 (2.25%) and 10,122; and Mr. Womack – 398,350 (20.92%) and 43,851. None of Mr. Devine, Mr. Park, Mr. Butler, Ms. Hagen, Ms. Morf, Mr. Price, Mr. Waldin or any other of our other executive officers hold eligible options.

          Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to our knowledge, any of our directors or executive officers of any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in our common stock or stock options during the 60 days prior to the date hereof, other than routine acquisitions of our common stock by our executive officers who participate in our 401(k) Plan.

          Except for outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to equity compensation plans, and except as set forth in this offer to exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.	Status of Options Accepted for Cancellation by Us in the Offer; Accounting Consequences of the Offer

          Under current accounting rules, we will be required to value the total cost of the restricted stock granted through the offer based on the fair market value of the shares on the date of grant. This cost generally will be amortized over the four-year vesting period for these shares. Any eligible options that are not surrendered for exchange will become subject to variable accounting (i.e., the accounting charge will vary in accordance with the market price of our common stock at the end of each reporting period to the extent that the then current fair market value of our common stock is in excess of the exercise price of the options) until such options are exercised, forfeited or expire unexercised. During the offer period, all of the eligible options are subject variable accounting. Options granted to employees within six months before the commencement of the offer or within six months after the expiration of the offer will be subject to variable accounting. The number of options subject to this look-back and look-forward requirement will be equal to the difference between the number of options settled, less the number of restricted stock shares issued.

          Eligible options that we accept for exchange in connection with the offer will be cancelled and restricted stock will be issued in exchange. Shares underlying eligible options surrendered for exchange will not again be available for future grants under the plan from which they came.

12.	Legal Matters; Regulatory Approvals

          We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options for shares of restricted stock, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the options as contemplated in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in adverse consequences to our business. Our obligation under the offer to accept the eligible options and to issue shares of restricted stock is subject to the conditions described in Section 6 of this offer to exchange. We are not aware of any legal proceedings threatened or pending relating to the offer.

13.	Material U.S. Federal Income Tax Consequences

          The following is a general summary of the material United States federal income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, and it is not intended to be applicable in all respects to all categories of stockholders.

          YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

          There are no immediate tax consequences of receiving restricted stock in exchange for your eligible options, unless you make an election under Section 83(b) of the Code. Upon vesting in the restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of such restricted stock, based on the last sales price reported for our common stock on the New York Stock Exchange (or any other national market on which our common stock is traded) on the vesting date. This means that ordinary income will be reflected on your year-end Form W-2, and we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay to you your salary or a bonus. We will calculate the applicable withholding using the current federal and state supplemental withholding rates in effect on the date of vesting. Before your vested shares are released from our custody, all applicable tax withholding obligations with respect to a vesting event must be satisfied. Unless we approve other arrangements, you must deliver to us a certified check or money order in the amount of the required withholding amount.

          If you make a Section 83(b) election, it must be made and filed with the Internal Revenue Service within 30 days of the exchange date. If you make a Section 83(b) election with respect to all of part of your restricted stock, you will be required to recognize taxable income at the time of the exchange in an amount equal to the fair market value of such restricted stock on such date, and you will be required to remit a certified check or money order to us to satisfy the tax withholding obligation with respect to the Section 83(b) election. If the restricted shares are subsequently forfeited, you are not entitled to a deduction for the loss. However, having made the election, if you hold the restricted shares until they vest and subsequently sell the vested shares, the gain or loss will be taxed as capital gain or capital loss as opposed to ordinary income or loss.

          We will generally be allowed a business expense deduction for the amount of any taxable income that is recognized by you at the time such income is recognized. Section 162(m) of the Code, however, may limit the deduction that can be claimed by us in certain circumstances.

14.	Non-U.S. Tax Consequences

          If you are not a resident or citizen of the U.S., the tax consequences of participating in the offer may differ from and be more adverse than the tax consequences to a U.S. citizen or resident. Appendix B to this offer to exchange contains summaries of the tax consequences for the countries other than the U.S. in which some of our eligible participants perform services. These summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of option holders. The summaries are limited to the tax consequences of the offer and the initial taxable event connected to restricted stock. Generally, these summaries do not address any net wealth tax that may be due when restricted stock vest, or income tax that may be due in connection with any dividends paid with respect to such restricted stock, if any. The summaries are based on the tax laws as of the date of this offer to exchange. Please note that tax laws change frequently and, occasionally, changes are made on a retroactive basis. If you live and work in one country, but are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.

          WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR FINANCIAL ADVISOR BEFORE DECIDING TO PARTICIPATE IN THE OFFER.

15.	Extension of the Offer; Termination; Amendment

          We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay accepting any eligible options tendered for exchange by giving oral or written notice of the extension by making a public announcement thereof.

          We also expressly reserve the right, in our judgment and subject to applicable law, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving notice thereof by making a public announcement thereof. Our reservation of the right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return any options tendered promptly after we terminate or withdraw the offer.

          Subject to compliance with any applicable laws, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any way, including decreasing or increasing the per share exchange value for any class of eligible options (i.e., the consideration offered to you through the offer) or by increasing or decreasing the number of options eligible to be exchanged through the offer.

          Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement of the extension will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly in a manner reasonably designated to inform you of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

          If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act and will promptly notify you of such change. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in the consideration offered or in the number of securities sought through the offer, will depend on the facts and circumstances.

          The offer will be extended until the expiration of at least 10 business days from the date of publication of notice if:

•	we increase or decrease the amount of consideration to be paid for the eligible options; or

•	we increase or decrease the number of options available for exchange through the offer.

16.	Fees and Expenses

          We will not pay any fees or commission to any broker, dealer or other person for soliciting tenders of eligible options pursuant to the offer.

17.	Additional Information

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web Site at http://www.sec.gov. The information contained on the SEC’s Web Site is not incorporated by reference into this offer to exchange and should not be considered to be part of this offer to exchange. You also may read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

          We incorporate by reference into this offer to exchange certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this offer to exchange and information that we subsequently file with the SEC will automatically update and supersede information in this offer to exchange and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished pursuant to Item 9 or Item 12 of Form 8-K) until this offer to exchange has been completed:

•	our Annual Report on Form 10-K for the fiscal year ended September 27, 2003, filed with the SEC on December 19, 2003;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended January 3, 2004, filed with the SEC on February 12, 2004;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 6, 2004;

•	the description of our common stock contained in our Current Report on Form 8-K dated June 10, 1998; and

•	our registration statement on Form 8-A, filed with the SEC on October 16, 1998.

          You may request a copy of these filings, other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401, (561) 514-3838, Attention: Investor Relations.

          To obtain timely delivery of this information, you should request it no later than five (5) business days before March 17, 2004, the expiration date of the offer.

          This offer to exchange is a part of a tender offer statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to exchange your options.

          The information contained in this offer to exchange about Jacuzzi Brands should be read together with the information contained in the documents to which we have referred you.

18.	Forward-Looking Statements

          This offer to exchange contains forward-looking statements. We have also made forward-looking statements in reports filed with the SEC that are incorporated by reference into this offer to exchange. Our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 3, 2004, each of which is incorporated by reference into this offer to exchange, contain both historical information and other information that may be used to infer future performance. Examples of historical information include our annual financial statements and the commentary on past performance contained in the MD&A. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution the reader that, with the exception of information that is clearly historical, all the information contained in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q should be considered to be “forward-looking statements” as referred to in the Act. Without limitation, when it uses the words “believe,” “estimate,” “plan,” “expect,” “intend,” “anticipate,” “continue,” “project,” “probably,” “should,” and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature.

          Forward-looking information involves risks and uncertainties. This information is based on various factors and assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ substantially from those discussed in the forward-looking statements in the Annual Report and other documents that have been filed with the Securities and Exchange Commission and are incorporated into this offer to exchange. In particular, various economic and competitive factors, including those outside our control such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction and changes in raw material and component costs could cause our actual results in future years to differ materially from those expressed in any forward-looking statement. All subsequent written and oral forward-looking statements attributable to Jacuzzi Brands, Inc. are expressly qualified in their entirety by the foregoing factors. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, factors discussed under the heading “Certain Risks of Participating in the Offer”.

19.	Miscellaneous

          We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or further efforts to comply are not advisable, the offer will not be made to, nor will tenders of eligible options be accepted from or on behalf of, the option holders residing in such jurisdiction.

          We have not authorized any person to make any recommendation on your behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or the accompanying Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

JACUZZI BRANDS, INC

February 18, 2004

SCHEDULE I
INFORMATION ABOUT THE DIRECTORS AND
EXECUTIVE OFFICERS OF JACUZZI BRANDS, INC.

          The directors and executive officers of Jacuzzi Brands, Inc. and their positions and offices as of February 18, 2004, are set forth in the following table:

Name	Position

David H. Clarke	Chairman of the Board and Chief Executive Officer
Brian C. Beazer	Director
Veronica M. Hagen	Director
John J. McAttee, Jr.	Director
Claudia E. Morf	Director
Sir Harry Solomon	Director
Royall Victor III	Director
Thomas B. Waldin	Director
Robert R. Womack	Director
Donald C. Devine	President and Chief Operating Officer
Steven C. Barre	Senior Vice President, General Counsel and Secretary
Jeffrey B. Park	Senior Vice President and Chief Financial Officer
Diana E. Burton	Vice President of Investor Relations
Francisco V. Puñal	Vice President and Corporate Controller
Robert G. Hennemuth	Vice President of Human Resources

          The address of each director and executive officer is: c/o Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401.

I-1

APPENDIX A

FORM OF RESTRICTED STOCK AGREEMENT

          THIS RESTRICTED STOCK AGREEMENT (“Agreement”), made as of the       day      , 2004, by and between Jacuzzi Brands, Inc., a Delaware corporation with its principal office at 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, FL 33401-6161 (“Jacuzzi Brands”), and                     , residing at the address set forth at the signature line of this Agreement (the “Participant”).

          WHEREAS, the Company maintains the Jacuzzi Brands, Inc. 2004 Stock Incentive Plan (the “Plan”); and

          WHEREAS, the Company previously granted the Participant stock options to purchase shares of Jacuzzi Brand’s Common Stock (as defined in the Plan);

          WHEREAS, the Board and the stockholders of Jacuzzi Brands have approved a special one-time program (the “Exchange Program”) under which eligible active employees, executive officers and directors of the Company may exchange eligible stock options (“Eligible Options”) for a lesser number of restricted shares of Common Stock; and

          WHEREAS, the Participant has elected to participate in the Exchange Program.

          NOW, THEREFORE, the Company and the Participant agree as follows:

1.	Cancellation of Eligible Options and Grant of Shares.

          Subject to the restrictions, terms and conditions of the Plan and this Agreement, the Participant hereby agrees to the cancellation of the Eligible Options and the Company hereby awards to the Participant      shares of Common Stock, (the “Shares”). Pursuant to Section 2 hereof, the Shares are subject to certain restrictions on transfer, which restrictions shall expire in accordance with the provisions of Section 3.3 of this Agreement. While such restrictions are in effect, the Shares subject to such restrictions shall be referred to herein as “Restricted Stock.”

2.	Restrictions on Transfer.

          The Participant shall not sell, negotiate, transfer, pledge, hypothecate, assign or otherwise dispose of the Restricted Stock (or RS Property (as defined in Section 3.1 of this Agreement)) except as set forth in the Plan or this Agreement.

3.	Restricted Stock.

3.1 Retention of Certificates.

(a)	Promptly after the date of this Agreement, the Company shall issue stock certificates representing the Restricted Stock unless it elects to recognize such ownership through book entry or another similar method pursuant to Section 8 herein. The stock certificates shall be registered in the Participant’s name and shall bear any legend required under the Plan. Such stock certificates shall be held in custody by Jacuzzi Brands (or its designated agent) until the restrictions thereon shall have lapsed. The Participant shall have delivered to Jacuzzi Brands a duly signed stock power, endorsed in blank, relating to the Restricted Stock.

(b)	In the event the Participant receives a stock dividend on the Restricted Stock or the Restricted Stock is split or the Participant receives any other shares, securities, moneys or property representing a dividend on the Restricted Stock (other than regular cash dividends on and after the date of this Agreement) or representing a distribution or return of capital upon or in respect of the Restricted Stock or any part thereof, or resulting from a split-up, reclassification or other like changes of the Restricted Stock, or otherwise received in exchange therefor, and any warrants, rights or options issued to the Participant in respect of the Restricted Stock (collectively “RS Property”), the Participant will also immediately deposit with and deliver to the Company any of such RS Property, including any certificates representing shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and such RS Property shall be subject to the same restrictions, including that of this Section 3.1, as the Shares of Restricted Stock with regard to which they are issued and shall herein be encompassed within the term “Restricted Stock” and the term “Shares.”

3.2 Rights with Regard to Restricted Stock. Upon issuance in the Participant’s name pursuant to Section 3.1 above, the Restricted Stock will constitute issued and outstanding shares of Common Stock for all corporate purposes. From and after the date of issuance, the Participant will have the right to vote the Restricted Stock, to receive and retain all regular cash dividends payable to holders of Common Stock of record on and after the issuance of the Restricted Stock (although such dividends shall be treated, to the extent required by law, as additional compensation for tax purposes if paid on Restricted Stock) and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock set forth in Section 6.3(b) of the Plan, with the exceptions that (i) the right to tender Restricted Stock, shall be conditioned upon and subject to the lapse of the applicable restriction period, (ii) the Participant will not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until the applicable restriction period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled, (iii) Jacuzzi Brands (or its designated agent) will retain custody of the stock certificate or certificates, if any, representing the Restricted Stock and the other RS Property during the applicable restriction period, (iv) no RS Property shall bear interest or be segregated in separate accounts during the applicable restriction period, and (v) except as set forth in the Plan or this Agreement, the Participant may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock during the applicable restriction period. Notwithstanding anything to the contrary, the Company may hold in escrow any dividends or distributions made with respect to the Restricted Stock until all restrictions on the Restricted Stock have lapsed. To the extent that any dividends or distributions are held in escrow by the Company, the Participant shall not be entitled to interest on any such amounts.

3.3 Vesting.

(a)	(i) The Restricted Stock shall become vested and cease to be Restricted Stock (but shall remain subject to the other terms of this Agreement) in four equal yearly installments on each yearly anniversary of the date hereof (each a “Vesting Date”), if the Participant has been continuously employed by the Company through and on each applicable Vesting Date, and no termination of employment shall be deemed to take place unless the Participant is no longer employed by the Company.

(ii) There shall be no proportionate or partial vesting of the Restricted Stock in the period prior to each applicable Vesting Date and all vesting shall occur only on each applicable Vesting Date, provided that Restricted Stock shall vest earlier in accordance with subparagraph (b) and (d) below.

(b)	If Participant’s employment with the Company terminates for any reason other than Death, Disability or Retirement (as defined in the Plan), the Participant shall forfeit to the Company, without compensation all unvested Restricted Stock.

(c)	If Participant’s employment with the Company terminates by reason of Death, Disability or Retirement, all shares of Restricted Stock shall vest upon such date of termination.

(d)	When any Restricted Stock becomes vested, the Company shall promptly issue and deliver, unless Jacuzzi Brands is using book entry, to the Participant a new stock certificate registered in the name of the Participant for such Shares without the legend set forth in Section 4(a) hereof, but with any other legend required pursuant to applicable law, and deliver to the Participant any other related RS Property and cash dividends from the date of grant.

3.4 Forfeiture.

(a)	The Participant shall forfeit to the Company, without compensation, all unvested Restricted Stock (but no vested portion of the Shares) on the date that employment with the Company terminates.

(b)	In the event the Participant engages in a Detrimental Activity (as defined in the Plan) prior to, or during the one (1) year period after, any vesting of Restricted Stock and prior to a Change of Control (as defined in the Plan), the Committee may direct (at any time within two (2) years thereafter but prior to such Change of Control) that all unvested Restricted Stock shall be immediately forfeited to the Company (without compensation) and that the Participant shall pay over to the Company an amount equal to the fair market value at the time of vesting of any Restricted Stock which had vested in such prior one (1) year period. In addition, the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

3.5 Adjustments. This award of Restricted Stock shall not affect in any way the right or power of the Board (as defined in the Plan) or stockholders of Jacuzzi Brands to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or its business or any of its subsidiaries or any other corporate act or proceeding.

3.6 Withholding. The Participant agrees that, subject to subsection 3.7 below:

(a)	No later than the date on which any Restricted Stock shall have become taxable to the Participant as compensation, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so taxable; and

(b)	The Employer shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so taxable.

3.7 Section 83(b). If the Participant properly elects (as required by Section 83(b) of the Code (as defined in the Plan)) within thirty (30) days after the transfer (as defined in Section 83(b) of the Code) of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Restricted Stock, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to such Restricted Stock. If the Participant shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to such Restricted Stock. The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to utilize such election.

3.8 Special Incentive Compensation. The Participant agrees that the award of the Restricted Stock hereunder is special incentive compensation and that it, any dividends paid thereon (even if treated as compensation for tax purposes) and any other RS Property will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company, except as otherwise specifically provided in the applicable plan document (including a specific statement that the Restricted Stock, any dividends paid thereon and/or any RS Property will be taken into account in determining the amount of any payment notwithstanding this Section 3.8).

3.9 Delivery Delay. The delivery of any certificate, or book entry, representing Restricted Stock or other RS Property may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such Shares shall constitute a violation by the Participant or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

4.	All certificates representing the Shares shall have endorsed thereon the following legends:

(a)	“THE SALE OR TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THE CERTIFICATE WHETHER VOLUNTARY, INVOLUNTARY OR BY OPERATION OF LAW, ARE SUBJECT TO CERTAIN TERMS, CONDITIONS, AND RESTRICTIONS ON TRANSFER AS SET FORTH IN THE JACUZZI BRANDS, INC. 2004 STOCK INCENTIVE PLAN AND IN AN AGREEMENT ENTERED INTO BY AND BETWEEN THE REGISTERED OWNER AND THE COMPANY DATED AS OF THE [ ] DAY OF [ ], 2004. A COPY OF SUCH PLAN AND AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY.”

(b)	Any legend required to be placed thereon by applicable laws.

5.	Securities Representations.

          The Shares are being issued to the Participant and this Agreement is being executed by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that the Participant is acquiring the Shares for his or her own account and not with a view to, or for sale in connection with the distribution of such Shares, except in compliance with applicable Federal and State securities law.

6.	Not an Employment Agreement.

          Neither the execution of this Agreement nor the issuance of the Shares hereunder constitute an agreement by the Company to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any Restricted Stock is outstanding.

7.	Power of Attorney.

          The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof. The Company’s appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Stock and other RS Property, and the Participant hereby ratifies and confirms all that the Company, as said attorney-in- fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

8.	Uncertificated Shares.

          Notwithstanding anything else herein, the Committee may, in its sole and absolute discretion and in accordance with Section 158 of the Delaware General Corporation Law, subject to the terms of the Plan, issue the Shares in the form of uncertificated shares. Such uncertificated shares of Restricted Stock shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant. If thereafter certificates are issued with respect to such uncertificated shares of Restricted Stock, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.

9.	Acknowledgement as to Cancellation of Options. Participant hereby (i) acknowledges that in accordance with the Exchange Program all of the Participant’s Eligible Options eligible for exchange under the Exchange Program are hereby cancelled and (ii) waives all rights under the Eligible Options and any agreement or plan pursuant to which the Eligible Options were previously granted.

10.	Miscellaneous.

10.1 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. Except as otherwise provided herein or by the Committee in accordance with the Plan, the Shares (and RS Property) shall not be sold, assigned, transferred, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Shares (and RS Property) shall not be subject to execution, attachment or similar process until such Shares (and RS Property) vest in accordance with Section 3.3. Any attempted sale, assignment, transfer, negotiation, pledge, or other disposition of the Shares (or RS Property) in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

10.2 No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

10.3 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

10.4 The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

10.5 The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

10.6 The Company shall pay all fees and expenses necessarily incurred by the Company in connection with the Plan and this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations which, in the opinion of counsel to the Company, are applicable thereto.

10.7 All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the Chairman of the Committee with a copy similarly sent to Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100, West Palm Beach, FL 33401-6161, Attention: General Counsel and Secretary.

10.8 This Agreement and the award hereunder is subject to all the restrictions, terms and provisions of the Plan which are incorporated herein by reference. In the event of an inconsistency between any provision of the Plan and this Agreement, unless otherwise indicated, the terms of the Plan shall control. By executing this Agreement, Participant agrees that the provisions of this grant shall apply to this grant in the event of any termination of employment in lieu of any provision regarding termination of employment in any employment agreement that Participant has entered into with the Company. The capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan.

10.9 By executing this Agreement and by paying the price (if any) required hereunder within sixty (60) days after the day and year first above written, the award of Restricted Stock shall be accepted by the Participant as of the date hereof.

10.10 This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

JACUZZI BRANDS, INC.

By:

Name:

Title:

PARTICIPANT

Name:

Address:

APPENDIX B

NON-U.S. TAX SUMMARIES

ADDENDUM FOR EMPLOYEES IN BRAZIL

     Pursuant to the terms and conditions of the offer to exchange made by Jacuzzi Brands dated February 18, 2004, you are being provided with an opportunity to tender eligible options previously granted to you, in exchange for restricted stock. The restricted stock will be granted on, or promptly after, the exchange date, pursuant to the terms of the offer to exchange and the terms of the Jacuzzi Brands, Inc. 2004 Stock Incentive Plan.

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

Restricted Stock

     Personal Income tax

     You will be subject to personal income tax on the exchange of eligible stock options for restricted stock. Brazilian taxes will be assessed at the same rate as your earnings are assessed in Brazil, to a maximum rate of 27.5%.

     You will be responsible for the payment of the personal income tax due in connection with the exchange of options for restricted stock. The personal income tax will be calculated based on the market value of the restricted stock on the date of the exchange. Payment of the taxes due must be made on or before the last business day of the month subsequent to the month of the exchange.

     Social Security Taxes

     The granting of options and subsequent exchange for restricted stock may be interpreted by Brazilian authorities as a fringe benefit and as such it will be considered part of your annual compensation. In this event, Brazilian social security taxes will be assessed at a maximum rate of 35% calculated over the amount of the stock at the date of the exchange.

     As such, our local Brazilian subsidiary would also be responsible for the payment of the employer’s contribution of social security taxes due over your compensation at a maximum rate of 35% calculated over the amount of the stock at the date of the exchange. In addition, you will be responsible for the payment of the employee’s portion of social security taxes, to be withheld by our local subsidiary, at a rate that may vary from 7.65% to 11% with a maximum payment of R$ 254.00 over the value of the restricted stock on the date of the exchange.

     Dividend taxation

     Dividends to Brazilian residents paid by a foreign entity will be considered taxable income in Brazil and are taxed within a 0 – 27.5% rate, depending on your income tax bracket. If taxes on these dividends are assessed outside of Brazil, you may be able to offset such taxes towards the payment of the corresponding Brazilian taxes.

     Capital gain tax

     If you hold the restricted stock until the restrictions are lifted and subsequently sell the shares, the capital gain will be subject to 15% tax.

     Obligation to report to the Tax authorities stocks held abroad

     Stocks held abroad by you have to be reported in your annual personal income tax return, annex 5 of your report under declaration of assets and liabilities.

     Foreign Exchange Controls

     Due to the existence of foreign exchange controls in Brazil, any remittance received by a Brazilian resident will be communicated to the Brazilian Central Bank. As such the proceeds from the sale of the restricted stock must be reported to the Brazilian Central Bank.

     Finally, please note that tax laws change frequently and vary with your individual circumstances. Also, please note that the offer to exchange is not governed by Brazilian law. Please consult a tax advisor to determine the tax considerations relevant to your participation in the offer.

ADDENDUM FOR EMPLOYEES IN ITALY

     Pursuant to the terms and conditions of the offer to exchange made by Jacuzzi Brands dated February 18, 2004, you are being provided with an opportunity to tender eligible options previously granted to you, in exchange for restricted stock. The restricted stock will be granted on, or promptly after, the exchange date, pursuant to the terms of the offer to exchange and the terms of the Jacuzzi Brands, Inc. 2004 Stock Incentive Plan.

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

Restricted Stock

     Personal Income tax

     You will be subject to tax on the exchange of eligible stock options for restricted stock; more specifically, the fair market value of the restricted stock, at the date of exchange, is considered additional salary (“fringe benefit”), subject to the Italian Personal Income Tax and the Italian Social Securities.

     The fair market value of the restricted stock is determined on the basis of the average price of the shares in the stock market during the latest month prior to the date of the exchange. The “latest month” is the period between the granting date (i.e. exchange date) and the same date of the previous calendar month.

     Our local Italian subsidiary, your employer, is responsible for making the withholding tax payment corresponding to the Personal Income tax due by you, in connection with the granting of the above fringe benefit. Our local Italian subsidiary is also responsible for the payment of Social securities due as consequence of the granted fringe benefit. The Personal Income Tax amount and the portion of the Social Securities due by you are deducted from your salary.

     Dividend taxation

     Dividends will be subject to substitutive tax of 12,5% during the fiscal year in which they are cashed.

     Capital gain tax

     If you hold the restricted stock until the restrictions are lifted and subsequently sell the shares, the capital gain will be subject to 12,5% tax; the capital gain is equal to the difference between the sale price of the shares and the amount of the fringe benefit, subject to Personal Income Tax (see “Personal Income Tax” above).

     Obligation to report to the Tax authorities stocks held abroad

     Stocks held abroad by you have to be reported in your Annual Personal Income Tax Return; such obligation is required under the condition that the value of the stocks, at the date they have been granted (i.e. exchange date), exceeds EUR 12,500.

     Exchange controls

     If you make or receive a cross-border payment or transfer of cash or securities exceeding EUR 12,500, a report of the transaction should be made to the Italian Tax Authorities by the Italian financial intermediary.

     Finally, please note that tax laws change frequently and vary with your individual circumstances. Also, please note that the offer to exchange is not governed by Italian law. Please consult a tax advisor to determine the tax considerations relevant to your participation in the offer.

     This tender offer statement has not been filed with Consob in Italy according to Article 1, paragraph 1, point v), of Legislative Decree No. 58/98 and Article 33, point (a) of Consob Regulation 11971/99.

ADDENDUM FOR EMPLOYEES IN THE UNITED KINGDOM

     Pursuant to the terms and conditions of the offer to exchange made by Jacuzzi Brands dated February 18, 2004, you are being provided with an opportunity to tender eligible options previously granted to you, in exchange for restricted stock. The restricted stock will be granted on, or promptly after, the exchange date, pursuant to the terms of the offer to exchange and the terms of the Jacuzzi Brands, Inc. 2004 Stock Incentive Plan.

     Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

     Restricted Stock

     You will be subject to tax on the exchange of eligible stock options for restricted stock. Income taxes will be due on any difference in value between the amount you paid for the eligible options together with any amounts taxed as income when you originally acquired the options, and the fair market value of the restricted stock at the date of exchange. Any such benefit will be included in your overall income for the year when the eligible options are tendered for exchange. Social security contributions also may be payable on the benefit depending upon the dates that the stock options were granted. If any such contributions are payable, they are also deductible in computing the amounts taxable as income.

     When the restrictions on the restricted stock are lifted (i.e., the stock vests), you will be subject to income and social insurance taxes on a proportion of the fair market value of the shares immediately after the restrictions lift. The taxable amount is the proportion which the unrestricted value of the shares at the time of the original exchange, less any amounts payable pursuant to the options given in the original exchange together with any amounts taxable at the time of the original exchange, bears to the unrestricted value of the shares at the time of the original exchange. This income is considered additional salary and, therefore, is included in your overall income for the year in which the restrictions on the stock are lifted.

     If you hold the restricted stock until the restrictions are lifted and subsequently sell the shares, any proceeds in excess of the amounts taxed as income together with any amounts paid pursuant to the options, will be subject to tax as a capital gain, subject to the annual exemption and any allowable capital losses. Taper relief may also be available.

     Please note that the foregoing is only a very general summary, and that tax laws change frequently and vary with your individual circumstances including, in particular, any elections that may be available to you to be taxed in a different way. Also, please note that the offer to exchange is not governed by English law. Please consult a tax advisor to determine the tax considerations relevant to your participation in the offer.

     This document including its contents relates to the employee shares schemes (as defined in Regulation 60 of the Financial Services Act 2000 (Financial Promotion) Order 2001) of Jacuzzi Brands. This document is for distribution in the United Kingdom to employees of Jacuzzi Brands only and to no other person or persons.